Exhibit 99.1

InPlay Technologies Announces Sale of Duraswitch Business Unit

PHOENIX--(BUSINESS WIRE)--October 29, 2008--InPlay Technologies (NASDAQ: NPLA), a developer of innovative human interface devices for electronic products, today announced the sale of its Duraswitch electronic switch business unit to Memtron Technologies Co, part of the Interface Technologies platform of Esterline Corporation (NYSE: ESL).

The all cash transaction closed on October 28, 2008.

“This transaction streamlines our operations and focuses our efforts on what we believe is a significant opportunity in the mobile computing and communications space with our FinePoint products,” said Steve Hanson, InPlay chairman and CEO.

“Duraswitch and FinePoint are both unique technologies, but have little overlap in sales strategy or customer base. As one of our strongest Duraswitch licensees, the Memtron team knows the technology well and provides a strong platform for future growth,” Hanson continued.

Mark Maxson, General Manager of Memtron, said of the acquisition, “Duraswitch brings the opportunity for increased development of complementary products and new applications. Memtron has long been a leader in applications development using Duraswitch technology and this acquisition is a natural fit for both companies. It allows for increased resources and flexibility in quickly moving projects from concept to market.” Maxson went on to say that, “the Duraswitch technology will continue to be available to all existing customers through channels they have learned to trust.”

About Memtron Technologies

Memtron, a unit of the Interface Technologies platform of Esterline Corporation, specializes in the design and manufacture of membrane switches, passive and active PC board-backed switches, elastomeric keypads, and touch screen integrated panels. For more information, visit www.memtron.com.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for computing and communication products. Our mission is to help make complex products easy and intuitive to use by providing a natural method of interaction. InPlay’s integrated digital pen and touch technologies automatically recognize pen or finger input, allowing the user to choose the most effective input method. With the only digital-communication based pen input system, our products offer significant advantages over traditional analog designs. Like the evolution of cell phones from analog to digital, our roadmap enables an increasing number of useful features and functionality for computers, Smartphones and other electronic products. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the benefits of the sale of Duraswitch including streamlined operations and our ability to capitalize on the FinePoint technology. Risks and uncertainties that could cause results to differ materially from those projected include unanticipated difficulties related to our technologies and customer opportunities and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
InPlay Technologies, Inc., Phoenix
Heather Beshears
Vice President, Corporate Communications
480-586-3357
Heather@InPlayTechnologies.com